Exhibit 4(a)

FIRST AMENDMENT

TO

SHAREHOLDER PROTECTION RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO SHAREHOLDER PROTECTION RIGHTS AGREEMENT (the “Amendment”) is made and entered into as of July 6, 2009 by and among Parker-Hannifin Corporation, an Ohio corporation (the “Company”), and Wells Fargo Bank, National Association, a national banking association organized under the laws of the United States of America (“Wells Fargo”).

WHEREAS, the Company and National City Bank, as Rights Agent (“National City”) are parties to a certain Shareholder Protection Rights Agreement dated as of February 8, 2007 (the “Rights Agreement”); and

WHEREAS, the Company has (a) provided National City with written notice of the Company’s election to remove National City as Rights Agent under the Rights Agreement effective as of the date hereof, and (b) appointed Wells Fargo as successor Rights Agent under the Rights Agreement effective as of the date hereof pursuant to a certain Transfer Agent Services Agreement of even date herewith by and between the Company and Wells Fargo; and

WHEREAS, the Company and Wells Fargo desire to further document such removal and appointment by amending the Rights Agreement as and to the extent set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements hereinafter set forth, the Company and Wells Fargo agree as follows:

1. Effect of Appointment. Pursuant to Section 4.4 of the Rights Agreement, Wells Fargo is, by virtue of its appointment by the Company as successor Rights Agent under the Rights Agreement, vested with the same powers, rights, duties and responsibilities as if Wells Fargo had been originally named as Rights Agent pursuant to the Rights Agreement.

2. Amendments to the Rights Agreement and Related Documents.

(a) From and after the date hereof, and so long as Wells Fargo shall continue to serve as the Rights Agent under the Rights Agreement, all references to the Rights Agent or National City contained in the Rights Agreement, any of the Rights Certificates issued pursuant to the Rights Agreement, any legend referring to the Rights Agreement contained on any outstanding stock certificates, or any other certificate, instrument or other document referring to, relating to or issued pursuant to the Rights Agreement, shall be deemed automatically to refer to Wells Fargo without the necessity of any further restatement, amendment or other modification of such references.

(b) The third paragraph of Section 2.6(a) of the Rights Agreement is hereby amended in its entirety to read as follows:

Promptly after the Separation Time, the Company will notify the Rights Agent of such Separation Time and will deliver Rights Certificates executed by the Company to the Rights Agent for countersignature, and, subject to Section 3.1(b), the Rights Agent shall countersign (either manually or by facsimile) and deliver such Rights Certificates to the holders of the Rights pursuant to Section 2.3(c). No Rights Certificate shall be valid for any purpose unless so countersigned by the Rights Agent.

(c) Section 2.10 of the Rights Agreement is hereby amended in its entirety to read as follows:

2.10 Delivery and Cancellation of Certificates.

  (a) All Rights Certificates surrendered upon exercise or for registration of transfer or exchange shall, if surrendered to any Person other than the Rights Agent, be delivered to the Rights Agent and, in any case, shall be promptly cancelled by the Rights Agent. The Company may at any time deliver to the Rights Agent for cancellation any Rights Certificates previously countersigned and delivered hereunder which the Company may have acquired in any manner whatsoever, and all Rights Certificates so delivered shall be promptly cancelled by the Rights Agent. No Rights Certificates shall be countersigned in lieu of or in exchange for any Rights Certificates cancelled as provided in this Section 2.10, except as expressly permitted by this Agreement.

  (b) The Rights Agent shall (i) destroy all cancelled Rights Certificates and (ii) subject to applicable law, maintain records (in hard copy or electronically in a retrievable database) of all cancelled Rights Certificates and all Rights Certificates which have been destroyed by the Rights Agent. The Rights Agent shall maintain such records for the time period required by applicable law. Upon written request of the Company, the Rights Agent shall provide copies of such records to the Company or its designee.

3. Other References. From and after the date hereof, each reference in the Rights Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import referring to the Rights Agreement shall mean and refer to the Rights Agreement as amended and supplemented hereby. The Rights Agreement, as amended and supplemented hereby, is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects.

4. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

PARKER-HANNIFIN CORPORATION		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Thomas A. Piraino, Jr.	By:	/s/ Tracie L. Balach
	Thomas A. Piraino, Jr.	Name:	Tracie L. Balach
	Vice President, General Counsel and Secretary	Title:	Assistant Vice President and Account Manager